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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 June 21, 1996
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                Date of Report (Date of earliest event reported)


                               SEABOARD OIL CO.
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             (Exact name of registrant as specified in its charter)


       Delaware                      0-18726                     75-2275736
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    (State or other          (Commission File Number)           (IRS Employer
     jurisdiction)                                           Identification No.)


                       3100 North "A", Bldg. B, Ste. 200
                             Midland, Texas 79705
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                    (Address of principal executive offices)


                                (915) 684-7005
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              (Registrant's telephone number, including area code)


                                      N/A
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         (Former name or former address, if changed since last report)





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ITEM 5.  OTHER EVENTS

         On June 21, 1996, Seaboard Oil Co. (the "Registrant") issued a News Release announcing a proposed merger between Registrant and a wholly owned subsidiary of Seaboard Acquisition Partners, Inc. ("SAP"), pursuant to which SAP would acquire all of the outstanding shares of common stock of the Registrant not currently owned by SAP. A copy of the News Release is attached hereto as Exhibit 99.1. The proposed purchase price is $9.75 per share. SAP currently owns approximately 71% of the outstanding shares of the Registrant, and would be acquiring the remaining 29% pursuant to the proposed merger.

         The above described transaction is subject to the following conditions: (1) the receipt of a commitment to fund the purchase price which is satisfactory to SAP; (2) the absence of any material adverse change in the Registrant's financial condition, results of operations or prospects prior to the closing of the transaction; (3) the aggregate amount of the consideration paid for the shares and for cancellation of options and rights for shares will not exceed $4.9 million; (4) the parties entering into a merger agreement containing terms acceptable to the parties; and (5) such other terms and conditions which the Registrant believes are necessary, from a legal point of view, to solicit proxies from its stockholders with respect to the transaction.

         The Registrant anticipates filing with the Securities and Exchange Commission a proxy statement in connection with its annual meeting of stockholders within thirty days from the date of the above-described News Release, and anticipates that the proposed merger will be contained in such proxy materials.

ITEM 7.  EXHIBITS

         99.1    News Release of Seaboard Oil Co. dated June 21, 1996.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SEABOARD OIL CO.


DATE:  June 21, 1996               By:     /s/ Gary Gilliam
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                                         Gary Gilliam, President





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